STOCK PURCHASE AGREEMENT

By and Among

ARGAN, INC.

and

GEMMA POWER, INC., and
GEMMA POWER SYSTEMS CALIFORNIA, INC.

and

WILLIAM F. GRIFFIN, JR. and JOEL M. CANINO

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of December, 2006, by and among (i) ARGAN, INC., a Delaware corporation (“Purchaser”), (ii) GEMMA POWER, INC., a Connecticut corporation (“GPS-Connecticut”), (iii) GEMMA POWER SYSTEMS CALIFORNIA, INC., a California corporation (“GPS-California,” and, together with GPS-Connecticut, the “Corporations”), and (iv) WILLIAM F. GRIFFIN, JR. (“Griffin”), and (v) JOEL M. CANINO (“Canino,” and together with Griffin sometimes hereinafter referred to together as, the “Sellers”).

INTRODUCTORY STATEMENT

A. The Sellers own a majority of the issued and outstanding shares of capital stock of GPS-Connecticut, and all of the issued and outstanding shares of capital stock of GPS-California.

B. GPS-Connecticut and GPS-California are engaged in the engineering and construction of power energy systems and also provide consulting, owner’s representative, operating, and maintenance services to the energy market.

C. The Boards of Directors of Purchaser and of GPS-Connecticut and GPS-California have approved the acquisition of the Corporations by Purchaser by acquisition (i) from the Sellers and the Other Stockholders of all of the GPS-Connecticut Stock, and from the Sellers of all of the GPS-California Stock, upon the terms and subject to the conditions set forth herein.

D. For federal income tax purposes, it is intended that the acquisition of GPS-Connecticut and GPS-California shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and for such purpose the parties have adopted the Plan of Reorganization in the form of the Plan of Reorganization attached hereto as Exhibit D.

NOW, THEREFORE, for and in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do agree as follows:

DEFINITIONS

The following terms when used in this Agreement shall have the following meanings:

“Act” shall mean the Securities Act of 1933, as the same has been and shall be amended from time to time.

“Argan Per Share Value” shall mean Three and 75/100 Dollars ($3.75) per share, being the same price per share as that paid by investors for Argan Common Stock in connection with that certain private offering of up to 2,900,000 shares of Argan Common Stock to a limited number of sophisticated investors pursuant to that certain Stock Purchase Agreement dated as of December 7, 2006, by and among Argan and the Buyers identified therein, and that certain Escrow Agreement dated as of December 7, 2006, by and among Argan, the Buyers identified therein and the escrow agent identified therein.

“Argan Common Stock” shall mean the authorized voting common stock of Argan.

“Business Day” shall mean shall mean any day of the week other than Saturday, Sunday or a day on which banking institutions in either New York, New York, or Washington, D.C., are obligated or authorized by law to close.

“Canino” shall mean Joel M. Canino, a stockholder, officer and director of GPS-Connecticut and of GPS-California, and a signatory to this Agreement.

“Closing” means the transfer of the GPS-Connecticut Stock and the GPS-California Stock to Purchaser and the payment of the Consideration to the Sellers pursuant to this Agreement.

“Closing Date” means the date of Closing, established under Section 3 of this Agreement.

“Code” has the meaning set forth in the introductory statement.

“Corporations” means GPS-Connecticut and GPS-California and all of their respective subsidiaries and affiliates (unless the context clearly indicates otherwise). Each of GPS-Connecticut and GPS-California (and all of their respective subsidiaries and affiliates, unless the context clearly indicates otherwise) is sometimes referred to as “a Corporation.”

“Consideration” means the aggregate consideration set forth in Section 2 hereof.

“Delivery Date” has the meaning set forth in Section 3.1 below.

“Escrow Agent” shall mean Curtin Law Roberson Dunigan & Salans, P.C.

“GPS-California Stock” have the meaning set forth in Section 1.1.

“GPS-Connecticut Stock” shall have the meaning set forth in Section 1.1.

“Griffin” shall mean William F. Griffin, Jr., a stockholder, officer and director of GPS-Connecticut and of GPS-California, and a signatory to this Agreement.

“Membership Interest Purchase Agreement” shall mean that certain Membership Interest Purchase Agreement by and among Purchaser, Gemma Power Systems, LLC (a Connecticut limited liability company), GPS-Connecticut, GPS-California, Griffin and Canino to be executed contemporaneously with this Agreement.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and the operating agreement of any limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.

“Other Stockholders” shall have the meaning set forth in Section 1.1.

“Plan of Reorganization” shall mean the Plan of Reorganization adopted and approved by the Boards of Directors of Purchaser, GPS-Connecticut and GPS-California and by the managers of GPS in the form of the Plan of Reorganization attached hereto as Exhibit D.

“SEC” shall have the meaning set forth in Section 4.12.

“Sellers” has the meaning set forth in the preface above.

SECTION 1

ACQUISITION OF STOCK

1.1 Acquisition of Stock. On the Closing Date (as defined in Section 3), and subject to and upon the fulfillment or waiver of the terms and conditions of this Agreement and of the Membership Interest Purchase Agreement, Purchaser shall acquire (i) from the Sellers and the other stockholders of GPS-Connecticut (the “Other Stockholders”) all of the authorized issued and outstanding capital stock of GPS-Connecticut, including all warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire stock of GPS-Connecticut (the “GPS-Connecticut Stock”), and (ii) from the Sellers all of the authorized issued and outstanding capital stock of GPS-California, including all warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire stock of GPS-California (the “GPS-California Stock”). Purchaser’s acquisition of all of the GPS-Connecticut Stock and all of the GPS-California Stock shall be by means of a tax-free reorganization under Section 368(a)(1)(B) of the Code. The names, addresses and numbers of shares of GPS-Connecticut Stock and of GPS-California Stock held by each of the Sellers and each of the Other Stockholders is set forth on Schedule 1.1.

1.2 Organizational Documents, Management.

(a) Organizational Documents. At Closing, the Organizational Documents of the Corporations shall be amended in the manner determined by Purchaser, as sole stockholder of GPS-Connecticut and of GPS-California.

(b) Management. At Closing, Purchaser, as sole stockholder of GPS-Connecticut and of GPS-California, shall take all appropriate action to elect the persons designated on Schedule 1.2(b) as the directors and the officers of GPS-Connecticut and of GPS-California, respectively, until their respective successors are duly elected or appointed and qualified.

SECTION 2

CONSIDERATION

2.1 Consideration.  The total consideration to be paid by Purchaser to the Sellers and to the Other Stockholders (the “Consideration”) shall be an amount equal to Four Million Eight Hundred Seventy-Five Thousand Dollars ($4,875,000) in Argan Common Stock. The Consideration shall be allocated Two Million Forty-Seven Thousand Five Hundred Dollars ($2,047,500) for all of the GPS-Connecticut Stock, and Two Million Eight Hundred Twenty-Seven Thousand Five Hundred Dollars ($2,827,500) for all of the GPS-California Stock, and shall be determined and paid in accordance with Section 2.2.

2.2 Payment of Consideration .  The Consideration shall be paid at Closing:.

(a) for the shares of GPS-Connecticut Stock, through issuance of the number of shares of Argan Common Stock equal in value to Two Million Forty-Seven Thousand Five Hundred Dollars ($2,047,500), valued at the Argan Per Share Value (the “GPS-Connecticut Stock Consideration”). At Closing, the Sellers and the Other Stockholders shall receive their respective pro rata shares of the GPS-Connecticut Stock Consideration as set forth in Schedule 2.2; and

(b) for the shares of GPS-California Stock, through issuance of the number of shares of Argan Common Stock equal in value to Two Million Eight Hundred Twenty-Seven Thousand Five Hundred Dollars ($2,827,500), valued at the Argan Per Share Value (the “GPS-California Stock Consideration”). At Closing, the Sellers shall receive their respective pro rata shares of the GPS-California Stock Consideration as set forth in Schedule 2.2.

SECTION 3

CLOSING

3.1 Closing; Deliveries into Escrow. The closing of the acquisition of the GPS-Connecticut Stock and the GPS-California Stock (the “Closing”) shall take place on a date designated by Purchaser in a notice given to the Sellers that shall be not earlier than one (1) Business Day nor later than five (5) Business Days following the execution of this Agreement, the Membership Interest Purchase Agreement, and of all documents contemplated under this Agreement and under the Membership Interest Purchase Agreement, and placement thereof, together with all other documents or items to be delivered by the parties at Closing under this Agreement and under the Membership Interest Purchase Agreement into escrow with the Escrow Agent (the “Delivery Date”), or at such other time, date and place as Purchaser and the Sellers may agree (the “Closing Date”). In satisfying their obligations hereunder, the Sellers shall cause the Other Stockholders to transfer to the Escrow Agent, to be held in escrow pursuant to this Section 3, duly endorsed stock certificates representing all of the outstanding shares owned by the Other Stockholders of GPS-Connecticut Stock together with such other customary documents as may be required to transfer same.

3.2 Deliveries by Escrow Agent. Upon confirmation from either Purchaser or the Sellers that the wire transfer of funds described in Section 3.2 of the Membership Interest Purchase Agreement has been effected, the Escrow Agent shall be authorized, and hereby agrees, to date as of the Closing Date all documents held by it in escrow which, in accordance with the terms of this Agreement, are to be dated as of the Closing Date and to deliver, and the Escrow Agent shall release from escrow and deliver, (i) to the Sellers, and to the Other Stockholders, as the case may be, stock certificates representing the Consideration described in Section 2, and (ii) to Purchaser (A) duly endorsed stock certificates representing all of the outstanding shares of GPS-Connecticut Stock together with such other customary documents as may be required to transfer same, (B) duly endorsed stock certificates representing all of the outstanding shares of GPS-California Stock together with such other customary documents as may be required to transfer same.

SECTION 4

MISCELLANEOUS

4.1 Costs. Each party shall pay its own expenses incident to the transaction contemplated hereby, including fees and expenses of their attorneys, accountants, appraisers or consultants, whether or not those transactions are consummated at Closing.

4.2 Attorneys Fees. If any party initiates any litigation against any other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

4.3 Titles and Captions. All articles or section titles or captions in this Agreement are for convenience of reference and shall in no way define, limit, extend or describe the scope or intent of provisions herein.

4.4 Applicable Law. This Agreement is to be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Delaware.

4.5 Binding Effect and Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, personal representative, affiliates, successors and assigns. Notwithstanding the foregoing, neither the Corporations nor Purchaser shall have any right to assign any of its or their rights or obligations under this Agreement without the prior written consent of the other parties hereto.

4.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If the Corporations then:	Gemma Power, Inc. and
Gemma Power Systems of California, Inc.
2461 Main Street
Glastonbury, Connecticut 06033
Attention: Mr. William F. Griffin, Jr. and Joel M. Canino
Fax: (860) 659-0607

If Griffin then:	Mr. William F. Griffin, Jr.
c/o Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Fax: (860) 659-0607

If Canino then:	Mr. Joel M. Canino
c/o Gemma Power Systems, LLC
2461 Main Street
Glastonbury, Connecticut 06033
Fax: (860) 659-0607

Counsel for the Corporations, Griffin and Canino:	John W. Beck
Siegel, O’Connor, O’Donnell & Beck, P.C.
150 Trumbull Street
Hartford, Connecticut 06103
Fax: (860) 724-3550

If Purchaser then:	Argan, Inc.
One Church Street, Suite 401
Rockville, Maryland 20950
Attn: Arthur Trudel
Fax: (301) 315-0064

Counsel for Purchaser:	David B. Law
Curtin Law Roberson Dunigan
& Salans, PC
1900 M Street, N.W.
Suite 600
Washington, D.C. 20036
Fax: 202/530-4411

4.7 Severability. Inapplicability or unenforceability of any provision of this Agreement shall not impair the operation or validity of any other provision hereof. If any provision shall be declared inapplicable or unenforceable, there shall be added automatically as part of this Agreement a provision as similar in terms to such inapplicable or unenforceable provision as may be possible and be legal, valid and enforceable.

4.8 Acceptance or Approval. By accepting all or approving anything required to be observed, performed, or fulfilled, or to be given to Purchaser pursuant to this Agreement, Purchaser shall not be deemed to have accepted or approved the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision, or condition thereof as to third parties.

4.9 Entire Agreement. This Agreement, including all Exhibits and Schedules, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. No covenant, representation, or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof and no amendments hereto shall be valid unless made in writing and signed by all parties hereto.

4.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

4.11 Securities Matters. By executing this Agreement, Purchaser acknowledges that: (i) Purchaser has been advised that the GPS-Connecticut Stock and the GPS-California Stock has not been and will not have been registered under the Act or the applicable securities laws of any state, that the Sellers in transferring such stock to Purchaser will be relying, if applicable, upon the exemption from such registration requirements contained in Section 4(1) or 4(2) of the Act as a transaction by a person other than an issuer, underwriter or dealer and the applicable state exemption; (ii) the GPS-Connecticut Stock and the GPS-California Stock may be “restricted” as that term is used in Rule 144 under the Act as a consequence of which Purchaser may not be able to sell the interests unless such stock is first registered under the Act and any applicable state securities laws or unless an exemption from such registration is, in the opinion of counsel, available; (iii) the GPS-Connecticut Stock and the GPS-California Stock will be acquired by Purchaser for purposes other than “distribution” as that term is used in Section 2(11) of the Act, and (iv) Purchaser will execute, if Sellers so request, an appropriate letter affirming that its intention with respect to the proposed acquisition of the GPS-Connecticut Stock and the GPS-California Stock is that such acquisition be for investment purposes only and not with a view toward resale or distribution thereof.

4.12 Preparation and Filing of SEC Documents. If and whenever, as a result of the transaction contemplated hereunder, Purchaser is under an obligation to provide financial information to, or prepare a filing of any kind with, the United States Securities and Exchange Commission (the “SEC”), the Sellers shall assist Purchaser in preparing any audited financial statements required by the SEC for this purpose. The cost of preparing any such financial statements shall be borne by Purchaser.

4.13 Further Assurances. From time to time at or after the Closing, upon request, the parties each will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other party reasonably may request in order to consummate, complete and carry out the purposes of the transactions contemplated hereby.

4.14 Tag Along Rights.

4.14.1 In the event that one or more holders (the "Tag Along Holders") of common stock of Purchaser (including any successor thereof) shall transfer (or agree to transfer) more than fifty percent (50%) of the outstanding common stock of Purchaser, then Purchaser shall use commercially reasonable efforts to include the Sellers and the Other Stockholders (including any assignees or successors thereof), to the extent that they then hold shares of common stock of Purchaser, in said sale upon the same terms and subject to the same conditions as apply to the Tag Along Holders.

4.14.2 In addition, in the event Purchaser proposes any underwritten secondary offering of its common stock, Purchaser will give prior written notice thereof to each Seller and the Other Stockholders offering them the opportunity to include in any such offering such number of shares as they may request in writing not later than ten (10) days before such filing. Upon receipt by Purchaser of any such request, Purchaser shall use reasonable efforts to cause the managing underwriter to include such shares in such secondary offering.

4.15 Access to Corporate Records. From and after the Closing, Purchaser shall allow Griffin, Canino, and their respective authorized agents, access to the Corporations’ books and records in the event that the same is necessary in connection with any tax audits or other indemnifiable claims, which audit or indemnifiable claim arose with respect to the Sellers’ period of ownership of the GPS-Connecticut Stock and the GPS-California Stock prior to the Closing Date.

SECTION 5

ESCROW PROVISIONS

5.1 Each of the parties to this Agreement recognizes and acknowledges that the Escrow Agent is serving solely as an accommodation to the parties, and each of them agrees that the Escrow Agent shall not be liable to any of the parties for any error of judgment, mistake, or act or omission hereunder, or any matter or thing arising out of its conduct hereunder, except for the Escrow Agent's willful misfeasance or gross negligence. The Escrow Agent shall be entitled to rely upon the authenticity of any signature, and the genuineness and/or validity of any writing received by the Escrow Agent pursuant to or otherwise relating to this Agreement.

5.2 The Escrow Agent is acting, and may continue to act, as counsel to Purchaser in connection with the transactions contemplated by this Agreement.

5.3 Each of the parties jointly and severally agrees to indemnify and hold harmless the Escrow Agent from and against any and all costs, claims, damages, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements, whether paid to retained attorneys or representing the fair value of legal services rendered to itself) that may be incurred by the Escrow Agent acting under this Agreement (including, without limitation, any costs incurred by the Escrow Agent pursuant to Section 5.4 hereof) or to which the Escrow Agent may be put in connection with the Escrow Agent acting under this Agreement, except for costs, claims, or damages arising out of the Escrow Agent’s willful misfeasance or gross negligence.

5.4 In the event that: (a) the Escrow Agent shall receive contrary instructions from the parties; or (b) any dispute shall arise as to any matter arising under this Agreement; or (c) there shall be any uncertainty as to the meaning or applicability of any of the provisions hereof, or the Escrow Agent’s duties, rights or responsibilities hereunder, or any written instructions received by the Escrow Agent pursuant hereto, the Escrow Agent shall not itself determine such dispute, controversy or uncertainty, but shall either (i) continue to hold the documents and other items placed with it pursuant to the terms of this Agreement until otherwise directed in writing by joint instruction of the parties, or by a final non-appealable court order, or (ii) at its option, at any time that such dispute, controversy or uncertainty continues, deposit said documents and other items into any court having appropriate jurisdiction.

5.5 Upon the delivery or disposition of the documents and other items placed with it in accordance with the provisions of this Agreement, the Escrow Agent shall thereupon be relieved of, and discharged and released from, any and all liability hereunder and with respect to said documents and other items and Escrow Agent’s obligations under this Agreement shall be deemed to have been completed.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:		ARGAN, INC.

/s/ Arthur Trudel	By:	/s/ Rainer Bosselmann
Name: Rainer Bosselmann Title: Chairman and CEO

ATTEST:		GEMMA POWER, INC.

	By:	/s/ William F. Griffin, Jr.
William F. Griffin, Jr., President

ATTEST:		GEMMA POWER SYSTEMS CALIFORNIA, INC.

	By:	/s/ William F. Griffin, Jr.
William F. Griffin, Jr., President

WITNESS:

	By:	/s/ William F. Griffin, Jr.
WILLIAM F. GRIFFIN, JR.

WITNESS:

/s/ Joel M. Canino
JOEL M. CANINO

Escrow Agent hereby executes the foregoing Agreement for the sole purpose of agreeing to the provisions of Section 3.2 thereof, subject to the provisions of Section 5 thereof.

ESCROW AGENT:

CURTIN LAW ROBERSON DUNIGAN & SALANS, P.C.

By:	/s/ David B. Law
David B. Law, Vice President